Exhibit 10.2


(CONFIDENTIAL TREATMENT OF CERTAIN DESIGNATED PORTIONS OF THIS AGREEMENT HAVE BEEN REQUESTED BY MORGAN STANLEY. SUCH CONFIDENTIAL PORTIONS HAVE BEEN OMITTED, AS INDICATED BY AN (*) IN THE TEXT, AND SUBMITTED TO THE COMMISSION).



                       SETTLEMENT AND RELEASE AGREEMENT


                                  * * * * * *

         This Settlement and Release Agreement (this "Agreement") by and between Morgan Stanley, a Delaware corporation (the "Company" or the "Firm"), and Joseph R. Perella (the "Executive" or "you"), is dated as of May 13, 2005 (the "Execution Date").

         NOW, THEREFORE, the Company and the Executive hereby agree as follows:

         1. Resignation. Effective as of the close of business on May 20, 2005 (the "Termination Date"), the Executive's employment with the Company is terminated and Executive will cease to hold all other positions then held as an employee, officer or member of the board of directors of any of the Company's subsidiaries or affiliates (the Company and all of its subsidiaries and affiliates are hereinafter referred to as the "Affiliated Entities").

         2. Bonus Payments and Benefits. (a) Subject to the conditions set forth below, the Company agrees to pay the Executive a bonus in cash (the "2005 Bonus") in respect of fiscal year 2005 in an amount equal to the bonus paid to the Executive with respect to fiscal year 2004 multiplied by 171/365. The 2005 Bonus shall be paid in January 2006.

         Receipt of the 2005 Bonus shall be contingent upon the Executive's Good Behavior. For purposes of this Agreement, Good Behavior means that (i) through December 31, 2005 (A) the Executive has not committed any act that would constitute a Cancellation Event as defined on Exhibit A, and (B) unless waived in writing by the Board of Directors of the Company, the Executive agrees that he will not support or associate himself with the so-called "Group of 8" or become part of any management team sponsored by such group; and (ii) through May 20, 2005 the Executive (A) has proactively assisted in key employee retention efforts; (B) has supported the Firm and his colleagues in a positive manner; (C) has, where helpful or necessary, assisted in client relationship efforts; and (D) remained employed by the Firm (unless sooner terminated by the Firm) and (E) assisted in an orderly transition of his duties. The 2005 Bonus shall be paid to Executive's estate should Executive die prior to its payment date and there has been no violation of Good Behavior other than by reason of Executive's death.

                (b) The Executive will be eligible immediately to participate in the Company's retiree medical benefits program on a basis no less favorable than provided to members of the Management Committee (or the equivalent successor committee).

                (c) The Company confirms that the Executive is fully vested in the accounts credited to him under the Pre-tax Incentive Plans ("PTIPs"), the Capital Accumulation Plan ("CAP"), the Select Employees' Capital Accumulation Plan (SECAP") and the KEPER Notional Fund Investments (KEPER"). The amounts credited to the Executive's accounts under PTIPs, CAP, SECAP and KEPER are set forth in Exhibit B and payment to him shall be made in accordance with the terms of those plans. Except as specifically provided herein, continuation or cessation of the Executive's participation in the employee benefit plans of the Company and its Affiliated Entities shall be determined in accordance with the terms of those plans. The Company confirms that the Executive is fully vested in the accounts credited to him under the Company's 401(k) Plan ("401(k) Plan") and Employee Stock Ownership Plan ("ESOP"). The amounts credited to the Executive's accounts under the 401(k) Plan and the ESOP are set forth in Exhibit C and payment to him shall be made in accordance with the terms of those plans.

                (d) Executive shall be reimbursed for all reasonable legal fees incurred through the date of this Agreement in connection with the negotiation and execution of this Agreement.

                (e) The Company shall reimburse the Executive for any out-of-pocket expenses incurred by him on or before the Termination Date in connection with his employment, upon submission by him of appropriate documentation in accordance with the Company's customary practices and policies.

                (f) The Executive shall receive base salary compensation for 15 days of unused vacation in accordance with Company policy.

         3. Equity and Performance Awards. Exhibit B hereto sets forth a complete list of all of the Executive's currently outstanding stock options (the "Stock Options") and other equity awards (together, "Stock Incentives"). For the purposes of any agreement governing any Stock Incentive and the applicable plan, the Executive shall be treated as a Full Career Employee who has been Voluntarily Terminated and all Stock Options shall remain exercisable for the remainder of their original term. Stock unit awards made to the Executive with respect to 2001, 2002 and 2003 shall have a conversion date on the first anniversary of the Termination Date but shall in all other events be subject to their terms, except as otherwise expressly provided herein.

         4. Mutual Nondisparagement. (a) For the 36 month period commencing on the Termination Date, the Executive shall not make, participate in the making of, or encourage or facilitate any other person to make, any Public Statements, written or oral, which criticize, disparage, or defame the goodwill or reputation of, or which embarrass or adversely affect the morale of, any of the Affiliated Entities or any of their respective present, former or future directors, officers, executives, employees and/or shareholders. The Executive further agrees not to make any negative statements, written or oral, relating to his employment, the termination of his employment, or any aspect of the business of the Affiliated Entities.

                (b) For the 36 month period commencing on the Termination Date, the Company shall not and shall instruct its executive officers and directors not to make, participate in the making of, or encourage or facilitate any employees or any other person to make, any Public Statements, written or oral, which criticize, disparage, or defame the reputation of, or which are intended to embarrass, the Executive. In addition, the Company shall advise its executive officers and directors not to make any negative statements, written or oral, relating to the Executive's employment or the termination of his employment.

                (c) For purposes of this Section 4, (i) the term "Public Statement" shall mean any statement that the person who makes it intends, or could reasonably expect, to become public, and (ii) no Public Statement shall be attributed to the Company unless it is made by a Company director or executive officer or in an official statement, in the form of a press release or other similar public statement on behalf of the Company or any business unit of the Company. Notwithstanding the foregoing, nothing in this Section 4 shall prevent any person from (i) responding publicly to incorrect, disparaging or derogatory Public Statements made after the Termination Date to the extent reasonably necessary to correct or refute such Public Statements or
(ii) making any truthful statement to the extent (x) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with actual or apparent jurisdiction to order such person to disclose or make accessible such information, (y) necessary in any litigation or other proceeding between the parties, including, without limitation, in connection with this Agreement or its enforcement.

         5. Confidentiality. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret, proprietary or confidential information, knowledge or data relating to the Affiliated Entities and their respective businesses that he has obtained that is not public knowledge (other than as a result of the Executive's violation of this Section 5) ("Confidential Information"). For purposes of this Agreement, "Confidential Information" shall not include information which is or becomes generally known to the public, other than due to the Executive's violation of this Section 5. The Executive shall not communicate, divulge or disseminate Confidential Information at any time, except with the prior written consent of the Company or as otherwise required by law or legal process or necessary to the assertion of the Executive's entitlements (including any defense with respect to any claim in connection with any litigation or other proceedings), or in the carrying out of his duties under Section 7.

         6. Releases. (a) In consideration of the payments and benefits set forth in this Agreement, except for the rights expressly provided herein, the Executive for himself, his heirs, administrators, representatives, executors, successors and assigns (collectively "Releasors") does hereby irrevocably and unconditionally release, acquit and forever discharge the Company and its subsidiaries, shareholders, affiliates, divisions, trustees, officers, directors, partners, agents, and former and current employees, including without limitation all persons acting by, through, under or in concert with any of them (collectively, "Releasees"), and each of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever arising out of or relating to his employment relationship, or the termination of that relationship, with the Company and its Affiliated Entities, known or unknown, whether in law or equity and whether arising under federal, state or local law and in particular including any claim for discrimination based upon race, color, ethnicity, sex, age (including the Age Discrimination in Employment Act), national origin, religion, disability, or any other unlawful criterion or circumstance, which the Executive and Releasors had, now have, or may have in the future against each or any of the Releasees from the beginning of the world until the Execution Date relating to the Executive's employment with the Company and its subsidiaries and affiliates. Anything herein to the contrary notwithstanding, nothing herein shall release the Company from any claims or damages based on (i) any right or claim that arises after the Termination Date, (ii) any right, including any right to a payment or benefit, the Executive may have under this Agreement and under any applicable plan, policy, program or other agreement or arrangement with the Company except as modified by this Agreement, (iii) his eligibility for indemnification in accordance with applicable laws or the certificate of incorporation or by-laws of the Company, or under any applicable insurance policy, with respect to any liability the Executive incurs or has incurred as a director, officer or employee of the Company or (iv) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against him as a result of any act or failure to act for which he and the Company are jointly liable or (v) or any claim in respect of any brokerage account, personal credit card account or other personal or business relationship with the Company outside of the employment relationship. This Section 6(a) shall not apply to any act by the Company that constitutes a criminal act under any Federal, State or local law.

                (b) The Executive acknowledges that: (i) this entire Agreement is written in a manner calculated to be understood by him; (ii) he has been advised to consult with an attorney before executing this Agreement;
(iii) he was given a period of twenty-one days within which to consider this Agreement; and (iv) to the extent he executes this Agreement before the expiration of the twenty-one-day period, he does so knowingly and voluntarily and only after consulting his attorney. The Executive shall have the right to cancel and revoke this Agreement during a period of seven days following the Execution Date, and this Agreement shall not become effective, and no money shall be paid hereunder, until the day after the expiration of such seven-day period (the "Revocation Date"). The seven-day period of revocation shall commence upon the Execution Date. In order to revoke this Agreement, the Executive shall deliver to the Company's Chief Legal Officer, prior to the expiration of said seven-day period, a written notice of revocation. Upon such revocation, this Agreement shall be null and void and of no further force or effect.

                (c) The Executive acknowledges and agrees that the consideration provided to him under the terms of this Agreement exceeds anything to which he is otherwise entitled and that he is owed no wages, commissions, bonuses, finder's fees, equity or incentive awards, severance pay, vacation pay or any other compensation or payments or remuneration of any kind or nature other than as specifically provided for in this Agreement or the terms of any benefit plan in which the Executive participates. If Executive should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Releasees with respect to any cause, matter or thing which is the subject of this Section 6, this Agreement may be raised as a complete bar to any such action, claim or proceeding, and the applicable Releasee may recover from the Executive all costs incurred in connection with such action, claim or proceeding, including attorneys' fees.

                (d) The Company, its related entities, subsidiaries, affiliates, partnerships and joint ventures and each of their predecessors and successors also agree that, subject to this Agreement becoming effective, they hereby irrevocably and unconditionally release, acquit and forever discharge the Executive from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, remedies, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs) of any nature whatsoever, known or unknown, whether in law or equity and whether arising under federal, state or local law that the Company had, now has, or may have in the future against the Executive from the beginning of the world until the Execution Date arising out of or relating to the Executive's employment, relationship, or the termination of that relationship with the Company and its Affiliated Entities, except that this paragraph shall not apply to any act that constitutes a criminal act under any Federal, state or local law committed or perpetuated by the Executive during the course of the Executive's employment with the Company or its affiliates (including any criminal act of fraud, misappropriation of funds or embezzlement or any other criminal action).

                (e) None of the foregoing provisions of this Section 6 shall be considered as releasing the Company's or Executive's entitlements, rights, or obligations with respect to any Stock Incentives or as otherwise modifying the terms, conditions or limitations of, any Stock Incentives.

         7. The Executive's Covenants. (a) Cooperation. For the period ending 36 months after the Termination Date, the Executive shall make himself available to the Company following the Termination Date to assist the Affiliated Entities, as may be requested by the Company at mutually convenient times and places, with respect to pending and future litigations, arbitrations, governmental investigations or other dispute resolutions relating to or in connection with matters that arose during the Executive's employment with the Company provided that in no event shall the Executive be required to provide any cooperation if such cooperation is materially adverse to his legal interests. To the extent possible, the Company will try to limit the Executive's participation to regular business hours. In any event, (i) in any matter subject to this Section 7(a), the Executive shall not be required to act against the best interests of any new employer or new business venture in which he is a partner or active participant and (ii) any request for such cooperation shall take into account (A) the significance of the matters at issue in the litigation, arbitration, proceeding or investigation and (B) the Executive's other personal and business commitments. The Company agrees to provide the Executive reasonable notice in the event his assistance is required. The Company will reimburse the Executive for all reasonable expenses and costs he may incur as a result of providing such assistance, including lost wages, travel costs and legal fees to the extent the Executive reasonably believes that separate representation is warranted, provided the Company is notified in advance of the amount of lost wages and receives proper documentation with respect to all claimed expenses. The Executive's entitlement to reimbursement of expenses, including legal fees pursuant to this Section 7(a), shall in no way affect the Executive's rights to be indemnified and/or advanced expenses in accordance with the Company's corporate documents and/or in accordance with this Agreement. From and after May 21, 2005, the Executive will be entitled to a fee of $1,000 per hour for furnishing such cooperation (including, without limitation, for time taken in travel undertaken in connection with such cooperation) for up to 10 hours and $3,000 per hour thereafter, such fee to be paid promptly following his submission of a statement setting forth the number of hours spent.

                (b) For the period ending 36 months after the Termination Date, the Executive agrees that he shall not offer assistance or testimony in any action against the Company brought by any other entity, individual or individuals, unless ordered to do so by a court, agency or regulatory authority, and then only after the Executive has given the Company's Chief Legal Officer written notice, together with all supporting legal papers or documents served upon him, within a reasonable period of time of his receipt of such notice.

                (c) Cooperation with Government and Regulatory Authorities. Any non-disclosure provision in this Agreement does not prohibit or restrict the Executive or his attorneys from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission, the National Association of Securities Dealers, Inc. or any other self-regulatory organization. Nothing in this Agreement prohibits or restricts the Executive from testifying or providing information to or assisting in an investigation or proceeding brought by any governmental or regulatory body or official(s), or from testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any Federal or state law relating to fraud or to any rule or regulation of the Securities and Exchange Commission or to any self regulatory organization, and the notice provisions in the preceding paragraph shall not apply in connection with any such investigation or proceeding.

                (d) Remedies. The Executive acknowledges and agrees that because of the nature of the business in which the Company and the other Affiliated Entities are engaged and because of the nature of the Confidential Information to which the Executive has had access during his employment, it would be impractical and excessively difficult to determine the actual damages of the Company and the other Affiliated Entities in the event the Executive breached any of the covenants of Sections 4 or 5, and remedies at law (such as monetary damages) for any breach of the Executive's covenants under Sections 4 or 5 would be inadequate. The Company acknowledges and agrees that it would be impractical and excessively difficult to determine the actual damages of the Executive in the event the Company breached any of the covenants of Sections 4 and 5, and remedies at law (such as monetary damages) for any breach of the Company's covenants under Sections 4 and 5 would be inadequate. The parties therefore agree and consent that if either of them commits any such breach or threatens to commit any such breach, the other party shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of Sections 4 or 5 that is finally determined to be unenforceable, the Executive and the Company hereby agree that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the covenants of Sections 4 or 5 is determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

         8. Return of Property. The Executive shall permit a representative of the Company to inspect any material to be removed from the Company's offices. By the Termination Date (or shortly thereafter) the Executive shall surrender to the Company all property of the Affiliated Entities in the Executive's possession, including, without limitation, any and all records, manuals, customer lists, notebooks, computers, computer programs, cellular phones, and files, papers, electronically stored information and documents kept or made by the Executive in connection with the Executive's employment. Anything to the contrary notwithstanding, and in all cases regardless of whether the information is retained in original form, as a copy, electronically or otherwise, the Executive shall be entitled to retain (A) papers and other materials of a personal nature, including, without limitation, photographs, correspondence, personal diaries, calendars and rolodexes, files relating to his personal affairs and personal phone books,
(B) information showing his compensation or relating to reimbursement of expenses, (C) information he reasonably believes may be needed for his personal tax purposes and (D) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

         9. Gross-Up Payment. If any payment or benefit made or provided to the Executive under this Agreement or under any plan, program or other arrangement of the Company or any Affiliated Entity, separately or in the aggregate with other such payments and benefits (a "Payment") results in the Executive being subject to the excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended (or any successor or similar provision), then the Company shall pay to the Executive, prior to the time that such tax is payable by the Executive, an additional amount of cash (the "Additional Amount") such that the net amount of all payments and benefits received by the Executive under this Agreement or under any plan, program or other arrangement of the Company or any Affiliated Entity after paying all applicable taxes thereon, including on such Additional Amount, shall be equal to the net after-tax amount of payments and benefits that the Executive would have received if Section 4999 were not applicable.

         10. Entire Agreement; Other Benefits. This Agreement sets forth the entire agreement of the Company and the Executive with respect to the subject matter hereof, and supersedes any severance plan, policy or arrangement of any of the Affiliated Entities. Without limiting the generality of the foregoing, the Executive expressly acknowledges and agrees that except as specifically set forth in this Agreement, he is not entitled to receive any severance pay, severance benefits, compensation or employee benefits of any kind whatsoever from any of the Affiliated Entities.

         11. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.

         12. Amendment. This Agreement may be amended, modified or changed only by a written instrument executed by the Executive and the Company. Any waiver to be effective must be in writing and signed by the party against whom it is being enforced.

         13. Governing Law; Arbitration. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

                (b) Any disputes, controversies and claims arising out of or relating to this Agreement shall be determined by an arbitral tribunal of three arbitrators under the rules of the American Arbitration Association in New York, New York. Each party shall bear its own expenses in the arbitration. This paragraph shall not, however, be deemed a waiver of either party's right to injunctive relief as provided in paragraph 7(c).

         14. Notices. All notices and other communications hereunder shall be in writing; shall be delivered by hand delivery to the other party or mailed by registered or certified mail, return receipt requested, postage prepaid; shall be deemed delivered upon actual receipt; and shall be addressed as follows:

                              If to the Executive:

                              At the last address on
                              File with the Company

                              With a copy to:

                              Joseph E. Bachelder, Esq.
                              780 Third Avenue
                              29th Floor
                              New York, NY 10018

                              If to the Company:

                              1585 Broadway
                              New York, NY  10036




                                          Attention: Karen Jamesley

                              With a copy to:

                              Adam D. Chinn, Esq.
                              Wachtell, Lipton, Rosen & Katz
                              51 West 52nd Street
                              New York, NY  10019

or to such other address as either party shall have furnished to the other in writing in accordance herewith.

         15. Tax Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable under this Agreement, or any other benefits received pursuant hereto, such minimum Federal, state and/or local taxes as shall be required to be withheld under any applicable law or regulation.

         16. No Mitigation; No Offset. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable under this Agreement. There shall be no offset by the Company against the Executive's entitlements under this Agreement for any compensation or other amounts that he earns from subsequent employment or engagement of his services on account of any claim that the Company may have against him. In no event shall the Company have a right of offset against any account that the Executive maintains with the Company, including without limitation, his brokerage account, on account of any claims arising under this Agreement.

         17. Company Representation. The Company represents and warrants to the Executive that (i) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized on behalf of the Company by its Board of Directors or a committee thereof and that all corporate action required to be taken by the Company for the execution, delivery and performance of this Agreement has been or promptly shall be duly and effectively taken; (ii) the officer signing this Agreement on behalf of the Company is duly authorized to do so; (iii) the execution, delivery and performance of this Agreement by the Company does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound; and (iv) upon execution and delivery of this Agreement by the parties, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors' rights generally.

         18. The Executive will be provided with indemnification rights (including the right to be reimbursed costs) and with directors' and officers' liability insurance coverage with respect to his acts or omissions while at the Company which is no less favorable than that provided to members of the Management Committee (or equivalent successor committee) of the Company from time to time.

         19. This Agreement may be executed in counterparts by facsimile signatures.

         IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first set forth above.




                                               /s/ Joseph R. Perella
                                               --------------------------------
                                               Joseph R. Perella


                                               MORGAN STANLEY

                                               By: /s/ Karen C. Jamesley
                                                  -----------------------------

                                   Exhibit A

Cancellation Events are:

         You engage in Competition;

         Your employment is terminated for Cause;

         Following the termination of your employment, the Firm determines that your employment could have been terminated for Cause;

         You disclose Proprietary Information to any unauthorized person outside the Firm, or use or attempt to use Proprietary Information other than in connection with the business of the Firm, where such disclosure, use or attempt to use may be adverse to the interests of the Firm; or you fail to comply with your obligations (either during or after your employment) under the Firm's Code of Conduct (and any applicable supplements) or otherwise existing between you and the Firm, relating to an assignment of rights in Proprietary Information;

         You engage in a Wrongful Solicitation; or

         You make any Unauthorized Comments.


Cause means:

         any act or omission which constitutes a breach of your obligations to the Firm or your failure or refusal to perform satisfactorily any duties reasonably required of you;

         your commission of any dishonest or fraudulent act, or any other act or omission, which has caused or may reasonably be expected to cause injury to the interest or business reputation of the Firm; or

         your violation of any securities, commodities or banking laws, any rules or regulations issued pursuant to such laws, or rules or regulations of any securities or commodities exchange or association of which the Firm is a member or of any policy of the Firm relating to compliance with any of the foregoing.



Competition means that you (1) enter into a relationship as an employee, officer, partner, member, director, independent contractor, consultant, advisor or agent of, or in any similar relationship, with a Competitor where you will be responsible for providing services which are similar or substantially related to the services that you provided during any of the last three years of your employment with the Firm, or (2) either alone, or in concert with others, acquire beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity securities of a Competitor.

Competitor means:

         o     American Express Company,
         o     American International Group, Inc.,
         o     Bank of America Corporation,
         o     The Bear Stearns Companies Inc.,
         o     The Charles Schwab Corporation,
         o     Citigroup, Inc.,
         o     Credit Suisse Group,
         o     Deutsche Bank AG,
         o     The Goldman Sachs Group, Inc.,
         o     J.P. Morgan Chase & Co.,
         o     Lehman Brothers Holdings Inc.,
         o     Merrill Lynch & Co., Inc.,
         o     UBS AG,
         o     The Blackstone Group,
         o     Kohlberg Kravis Roberts and Co.

         o     Barclays Capital Group (Barclays Bank PLC),
         o     Cantor Fitzgerald, L.P.,
         o     CIBC World Markets (Canadian Imperial Bank of Commerce),
         o     Dresdner Kleinwort Wasserstein (Allianz AG),
         o     Greenhill & Co., Inc.,
         o     HSBC Securities (HSBC Holdings plc),
         o     Nomura Securities (Nomura Group),
         o     Oppenheimer (Allianz AG),
         o     Sanford C. Bernstein (AXA Group),
         o     Societe Generale,
         o     Daiwa Securities Group, Inc.,
         o     Daiwa SMBC,
         o     Lazard Brothers & Co., Ltd.,
         o     Nikko Cordial Group,
         o     Shinsei Bank,
         o     Mitsubishi Tokyo Financial Group (Mitsubishi Securities),
         o     Mizuho Financial Group, Inc. (Mizuho Securities),
         o     UFJ Holdings, Inc. (UFJ Tsubasa Securities),
         o     Credit Agricole Indosuez Securities,
         o     BNP Paribas SA.

         o     A.G. Edwards, Inc.,
         o     Edward D. Jones (the Jones Financial Companies, L.L.L.P.),
         o     Fidelity Investments (FRM Corp.),
         o     Legg Mason, Inc.,
         o     Wachovia Securities,
         o     CIBC Oppenheimer,
         o     RBC Financial Group (Dain Rauscher),
         o     H&R Block, Inc.,
         o     Harris Brettal Sullivan & Smith LLC,
         o     The Penn Mutual Life Insurance Company (Janney Montgomery Scott),
         o     Regions Financial Corporation (Morgan Keegan),
         o     LPL Financial,
         o     KeyCorp (McDonald Investments, Inc.),
         o     National City Corporation,
         o     Piper Jaffray Companies,
         o     Raymond James Financial, Inc.,
         o     BankAtlantic Bankcorp (Ryan Beck),
         o     Pacific Mutual Holding Company (ML Stern),
         o     Wells Fargo & Company.

         o     Aetos Capital,
         o     AIM Management Group (AMVESCAP PLC),
         o     Alliance Capital Management (AXA Group),
         o     Blackrock (The PNC Financial Services Group, Inc.),
         o     Fidelity Investments (FMR Corp.),
         o     Front Point Partners LLC,
         o     Oppenheimer Funds (Massachusetts Mutual Life Insurance Company),
         o     PIMCO Advisors (Allianz AG),
         o     Putnam Investments (Marsh & McLennan Companies, Inc.),
         o     T. Rowe Price Group, Inc.,
         o     Wellington Management Company, LLP,
         o     Evergreen Investment Management Company, LLC,
         o     The Capital Group Companies, Inc.,
         o     TIAA-CREF,
         o     Capital One Financial Corp.,
         o     MBNA Corporation,
         o     Providian Corporation,
         o     Visa,
         o     Mastercard,
         o     First Data,

         o     HSBC,
         o     Barclays Bank,
         o     Halifax Bank of Scotland,
         o     Natwest,
         o     Concord EFS,
         o     General Electric,
         o     Global Payments, Inc.,
         o     Synovus Financial Corp. (Total Systems Services),
         o     Fiserv, Inc.,
         o     Marshall & Ilsley Corp.

         "Competitor" also includes, for each entity listed above, that entity's parent entities, subsidiaries and other affiliates, and such entity's successor or surviving entities (whether as a result of merger, consolidation, sale of business, reincorporation or any similar transaction).

Proprietary Information means any information that may have intrinsic value to the Firm, the Firm's clients or other parties with which the Firm has a relationship, or that may provide the Firm with a competitive advantage, including, without limitation, any trade secrets; inventions (whether or not patentable); formulas; flow charts; computer programs; access codes or other systems information; algorithms; technology and business processes; business, product, or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Firm's compilation of that information for use in its business, provided that such Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Proprietary Information may be in any medium or form, including, without limitation, physical documents, computer files or disks, videotapes, audiotapes, and oral communications.



You will be deemed to have made "Unauthorized Comments" about the Firm if, while Employed or following the termination of your Employment you make, directly or indirectly, any negative, derogatory, or disparaging comment, whether written, oral or in electronic format, to any reporter, author, producer or similar person or entity or to any general public media in any form (including, without limitation, books, articles or writings of any other kind, as well as film, videotape, audio tape, computer/Internet format or any other medium) that concerns directly or indirectly the Firm, its business or operations, or any of its current or former agents, employees, officers, directors, customers or clients.

A "Wrongful Solicitation" occurs upon either of the following events:

         while Employed or within 180 days following termination of your Employment, you directly or indirectly hire or attempt to hire any person who is, or during the 90 days preceding termination of your employment was, employed by the Firm; or

         while Employed or within 90 days following termination of your Employment, you solicit any business of any person or entity who is or was a customer or client of the Firm, or works for, or on behalf of, any such customer or client, provided, however, that you had worked on a project or assignment for such customer or client during the 90 days preceding the termination of your Employment.

                                  Exhibit B


(*)
----------
(*) CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY MORGAN STANLEY.

                                   Exhibit C


(*)
----------
(*) CONFIDENTIAL TREATMENT HAS BEEN REQUESTED BY MORGAN STANLEY.